Exhibit 23.2

The Shareholders

U.S. Home Systems, Inc.

We consent to the use of our audit report, dated May 20, 2002 (except for Note 11, as to which the date is June 5, 2002), on the consolidated financial statements of Deck America, Inc. and Subsidiaries, as of December 31, 2001 and 2000 and for the years then ended, in the Registration Statement on Form S-1 for U.S. Home Systems, Inc. expected to be filed on or about December 17, 2003.

/s/  Goodman & Company, L.L.P.

Norfolk, Virginia

December 15, 2003